Exhibit 99.2

CEVA, Inc. Q3 2022 Financial Results Conference Call - Prepared Remarks:: November 9, 2022

CEVA, INC.

Third Quarter 2022 Financial Results Conference Call

Prepared Remarks of Gideon Wertheizer, Chief Executive Officer and
Yaniv Arieli, Chief Financial Officer

November 9, 2022

8:30 A.M. Eastern

Good morning everyone and welcome to CEVA’s third quarter 2022 earnings conference call. I’m joined today by Gideon Wertheizer, Chief Executive Officer, and Yaniv Arieli, Chief Financial Officer of CEVA. Gideon will cover the business aspects and highlights from the third quarter and provide general qualitative data. Yaniv will then cover the financial results for the third quarter and also provide guidance for the fourth quarter and full year 2022.

I will start with the forward-looking statements.

Forward Looking Statements

Please note that today’s discussion contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include statements regarding market trends and dynamics, including anticipated growth in wireless and Edge AI adoption and growing market share in Japan; our market position and strategy, including expansion of our design pipeline, increases to our IP content, revenue diversification and our abilities to develop partnerships with key customers and OEMs and to increase license fees and royalty ASPs; impacts of global economic uncertainty and COVID on our business, including royalties; demand for and benefits of our technologies; expectations and financial guidance regarding future performance, including for the full year 2022 and anticipated royalties for 2023; and the timing and impacts of changes to CEVA’s management. For information on the factors that could cause a difference in our results, please refer to our filings with the Securities and Exchange Commission. These include: the scope and duration of the pandemic, including continued restrictions in China; the extent and length of the restrictions associated with the pandemic and the impact on customers, consumer demand and the global economy generally; the ability of CEVA’s IPs for smarter, connected devices to continue to be strong growth drivers for us; our success in penetrating new markets and maintaining our market position in existing markets; the ability of new products incorporating our technologies to achieve market acceptance; the speed and extent of the expansion of the 5G and IoT markets; our ability to execute more base station & IoT license agreements; the effect of intense industry competition and consolidation; global chip market trends, including supply chain issues as a result of COVID-19 and other factors; and our ability to successfully integrate Intrinsix into our business. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates. With that said, I will now hand the call over to Gideon.

CEVA, Inc. Q3 2022 Financial Results Conference Call - Prepared Remarks:: November 9, 2022

Gideon

Thank you, Richard. Welcome everyone and thank you for joining us today.

CEVA managed to deliver year-over-year revenue growth, both in licensing and royalties, during a difficult economic climate. This highlights our diverse product portfolio and resilient business model. We continue to gain momentum with our wireless and Edge AI adoptions across an expanding customer base as can be seen by our licensing revenue achievements. Our royalty composition shows notable strength in 5G RAN, while lower handset baseband royalties reflect adjustments to inventory levels at the back of a slowdown in consumer demand.

Revenue for the third quarter came at $33.7 million, up 3% on a year-over-year basis. The licensing environment continues to outperform, delivering $22.3 million in licensing revenue, on the back of 18 licensing agreements. Customer agreements this quarter are for a broad of range market segments among which are ADAS, Wi-Fi devices and access points, wireless audio devices, satellite communication and more. We are also expanding our design pipeline resulting from the unique specialty and focus of our Intrinsix business unit in the defense and RF design spaces. China and the U.S. were the larger drivers for our business in the quarter, while Japan is also becoming an important market for us due to its large automotive and industrial activities there.

CEVA, Inc. Q3 2022 Financial Results Conference Call - Prepared Remarks:: November 9, 2022

Royalty revenue came in at $11.4 million, up 2% on a year-over year basis. Handset baseband royalties were up 16% year over year, but down 20% sequentially reflecting the weakening economy and inventory adjustments. Our base station and IoT royalties, on the other hand, were down 3% year-over-year, but up 16% sequentially, driven by growing 5G RAN shipments as our two larger OEMs are benefiting from share gain in China and continued 5G capex investment in the U.S. Also of note, an OEM customer of ours recently won the majority share of a very sizable RAN deployment in India, which will further contribute to our royalties starting from next year. Overall, the diversity of products and customers we have under the base station and IoT category led us to report our second highest royalty revenue quarter of $8.2 million for this category and helps us to mitigate headwinds in the consumer and mobile spaces. A noteworthy development in relation to our diversity was the third quarter’s launch of a new wearable device from a major OEM, that is enabled by our cellular technology.

That being said, the further deterioration of consumer demand, coupled with extended COVID-19 restrictions in China, is driving OEMs across the handset and consumer electronics industries to adjust their inventory levels. As a result, our royalties are not expected to grow in the fourth quarter as we reach the holiday season. We remain prudent in managing our investments to drive our diversification strategy and continue to keep a close eye on and monitor our operating expenses.

Let me spend the next few minutes to update you on other aspects of our growth strategy, which is to increase our IP content by going up in the value chain and by licensing software IP to OEMs. We believe this will enable us to develop a trusted partnership with our key customers and will lead to higher license fees and royalty ASPs.

We recently announced the Penta-G RAN platform, which extends our portfolio for the 5G RAN market beyond the DSP cores that we already licensed to the top tier base station OEMs. Penta-G RAN is a comprehensive solution that offers a full baseband chain through the integration of CEVA DSPs, our proprietary modem accelerators, AI engines, and the related software all required to enable baseband processing for various RAN settings. Penta-G RAN reduces the high entry barriers for the RAN chipset market, which is currently exclusive to a very few large OEMs who build their own ASICs or use Xilinx FPGAs. It paves the way for semis and OEMs who want to penetrate the space at the back of the disaggregation in RAN architectures and the growing adoption of Open RAN, active antennas, Massive MIMO, small cells, and very promising private networks. The 5G market poses diversified and secular growth opportunities for CEVA, and the PentaG-RAN proposition will increase our license revenue and royalty ASP.

CEVA, Inc. Q3 2022 Financial Results Conference Call - Prepared Remarks:: November 9, 2022

The other aspect of our strategy is revenue diversification via software IP to OEMs which we recently started to engage with customers. We have discussed in the past our strength in wireless and audio IP for wearables devices such True Wireless Audio, gaming headsets, smartwatches, hearing aid devices and, down the road, VR and XR headsets. We have more than 50 licensees using our technologies, and our annual shipment units into this space surpassed 500 million units last year. These semis and their OEM customer base form a sizable ecosystem of users that need also software IP on top of our hardware IP. In the last few years, we have invested in building up a software IP technology base that includes spatial audio, AI-based environmental noise cancelation, voice recognition, and IMU-based activity detector. We are taking advantage of our ecosystem to engage and license software IP directly to OEMs. We already signed up a top five headset OEM that will use our software IP technologies on top of a chip using our hardware IP. We are actively pursuing and in evaluation with other OEM’s and believe this poses a sizable opportunity to grow to our royalty base.

In summary, CEVA is performing well during a challenging environment. We are focusing on things that are in our control and maximizing the available licensing market. Our strategy and dominance in wireless and smart sensing enable us to continue to grow our customer base, and as I pointed earlier, we are looking at content increase and software IP to further monetize our valued technology. With that said, we are mindful of the current challenging macro environment space and will remain disciplined and prudent in focusing our investments on differentiation and shareholder value.

Last, before handing over the call to Yaniv for the financials, after more than 17 years as the CEO of CEVA, I have decided to retire from the CEO position as of December 31st this year while continuing to serve as a board member focusing on growth strategies. It was a great honor to serve you over these years where through organic investments and M&A, we managed to transform and pivot CEVA on wireless and smart sensing excellences. In looking back over these years, focusing on technologies that reduce entry barriers for our customers made us stronger and more resilient. CEVA carries a great promise, its technology edge is undisputable, and its vibrant and relentless culture enable it to see ahead and be committed to execute on this. Gordon Moore of Intel used to say; “it’s always the next generation that drives the business cycle”, which I believe more than represents the CEVA DNA these days.

CEVA, Inc. Q3 2022 Financial Results Conference Call - Prepared Remarks:: November 9, 2022

As we announced this morning, Amir Panush will take over the CEO role starting January 1st, 2023. Amir has an excellent track record of leadership at large technology companies including TDK, InvenSense, and Qualcomm and has strong relationships within the industry, with many intersections with CEVA’s target markets. I believe there is no limit to where Amir can take CEVA from here and the markets it will expand into under his leadership. I am excited on how this will play out for CEVA and its shareholders.

To all CEVA employees, I’d like to take this opportunity to thank you for your tireless devotion in driving the CEVA strategy and promise. CEVA is giving you the platform to maximize your innovations and to witness how these are proliferated across many products and markets. I am proud of your achievements and confident that with Amir in the lead, CEVA will continue to be an exciting place to work and grow.

Let me now turn the call over Yaniv for the financials.

Yaniv

Thank you Gideon, I wish you all the best in your upcoming retirement and thank you on behalf of CEVA’s management team and employees for many years of achievements, joint work and efforts and partnership. I’ll now start by reviewing the results of our operations for the third quarter of 2022.

-	Revenue for the third quarter was up 3% to $33.7 million, as compared to $32.8 million for the same quarter last year. The revenue breakdown is as follows:

-	Licensing, NRE and related revenue was $22.3 million, reflecting 66% of total revenues, up 3% from $21.6 million for the third quarter of 2021.

CEVA, Inc. Q3 2022 Financial Results Conference Call - Prepared Remarks:: November 9, 2022

-	Royalty revenue was $11.4 million, reflecting 34% of total revenues, up 2% from $11.2 million for the same quarter last year.

-               Quarterly gross margin came in lower than expected on a GAAP basis but higher on non-GAAP basis. Gross margin was 76% on a GAAP basis and 85% on a non-GAAP basis compared to our 81% and 84% guidance on GAAP and non-GAAP, respectively. Lower GAAP quarterly gross margins were largely attributable to one-time impairment of $2.0 million. Non-GAAP quarterly gross margin excluded approximately: (a) equity-based compensation expenses of $0.4 million, (b) impairment charges of $2.0 million and (c) amortization of acquired intangibles $0.5 million.

-               Total GAAP operating expenses for the third quarter was above the high-end of our guidance at $29.7 million due to the one-time impairment charges associated with our Immervision and ASTRI intangibles. OPEX also included an aggregate equity-based compensation expense of approximately $3.3 million and $4.6 million for the impairment, amortization and write-off of acquired intangibles of Immervision and ASTRI intangibles, as well as with respect to Intrinsix and its holdback related expenses ($3.5 million out of which was a one-time expense).

-               Total Non-GAAP operating expenses for the third quarter, excluding equity-based compensation expenses, impairment, amortization and write off of intangibles and holdback expenses, were $21.8 million, below the lower-end of our guidance, as also demonstrated in the prior quarter and due positive FX effect on our expenses, lower outsourcing costs and overall comp-related expenses.

-               GAAP operating loss for the third quarter was $4.0 million, down from a GAAP operating profit of $1.7 million in the same quarter a year ago. GAAP quarterly operating profit included one-time: (a) equity-based compensation expenses of $3.7 million, (b) the impact of the amortization of acquired intangibles of $1.3 million associated with the acquisition of the Intrinsix and Hillcrest Labs businesses and investments in NB-IoT and Immervision technologies, (c) $0.3 million of costs associated with the Intrinsix acquisition and (d) impairment charges of $5.5 million relating to discontinued Immervision technology and non-performing assets of certain NB-IoT technology. Non-GAAP operating profit was $6.9 million, up 4% from the third quarter in 2021. For the first 9 months of 2022, non-GAAP operating profit was up 9% year over year to $16.9 million, illustrating the growing operating leverage we are achieving as we scale the business.

CEVA, Inc. Q3 2022 Financial Results Conference Call - Prepared Remarks:: November 9, 2022

-               In the third quarter, we wrote-off $15.7 million of deferred tax assets, including withholding tax assets that we will not be able to utilize as a tax credit, which was recorded in the tax line item. Non-GAAP tax was $2.2 million or 34% of pretax income, higher than usual, as we now record tax expenses based on the withholding tax amounts when revenues are recognized at the applicable tax rate of 5%-10%.

-               U.S. GAAP net loss for the quarter was $22.3 million and diluted loss per share was 96 cents for the third quarter of 2022, as compared to net loss of $0.2 million and diluted loss per share of 1 cent for the third quarter of 2021.

-               Non-GAAP net income and diluted EPS for the third quarter of 2022 were $4.7 million and 20 cents, flat year-over-year, respectively. Non-GAAP net income and diluted earnings per share for the third quarter of 2022 excluded: (a) equity-based compensation expenses of $3.7 million, (b) the impact of the amortization of acquired intangibles of $1.3 million associated with the acquisition of the Intrinsix and Hillcrest Labs businesses and investments in NB-IoT and Immervision technologies, (c) $0.3 million of costs associated with the Intrinsix acquisition, (d) $0.5 million loss associated with the remeasurement of marketable equity securities, (e) impairment charges of $5.5 million relating to discontinued Immervision technology and non-performing assets of certain NB-IoT technology and (f) a $15.7 million write-off of a deferred tax asset, including withholding tax assets that we will not be able to utilize as a tax credit. Non-GAAP net income and diluted earnings per share for the third quarter of 2021 excluded: (a) equity-based compensation expenses of $3.4 million, (b) the impact of the amortization of acquired intangibles of $1.0 million associated with the acquisition of the Intrinsix and Hillcrest Labs business and investments in NB-IoT and Immervision technologies and (c) $0.4 million of costs associated with the Intrinsix acquisition.

CEVA, Inc. Q3 2022 Financial Results Conference Call - Prepared Remarks:: November 9, 2022

With respect to other related data

Shipped units by CEVA licensees during the third quarter of 2022 were 357 million units, down 23% from the third quarter 2021 reported shipments.

-	Of the 357 million units reported, 78 million units, or 22%, were for handset baseband chips.

-	Our base station and IoT product shipments were 279 million units, down 20% sequentially and down 31% year over year.

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Also in the quarter, we learned that one of our customers has begun to deploy its cellular modem technologies in a high profile IoT device for the consumer market. Accordingly, these royalties are being reported as cellular IoT royalties.

-	Overall, base station and IoT royalties in the quarter were the second highest on record, reaching $8.2 million.

As for the balance sheet items

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As of September 30, 2022, CEVA’s cash and cash equivalent balances, marketable securities and bank deposits were $144 million. We continued our buyback program by repurchasing approximately 83,000 shares during the quarter for approximately $2.3 million. As of today, around 280,000 shares are available for repurchase.

-	Our DSO for the third quarter of 2022 was lower than the norm at 31 days, down from prior quarter’s 44 days which is closer to our norm level.

-	During the third quarter, we generated $1.8 million cash from operating activities, on-going depreciation and amortization was $1.9 million, and purchase of fixed assets was $0.8 million.

-	At the end of the third quarter, our headcount including the Intrinsix team was 494 people, of whom 411 were engineers. This is up from a total of 492 people at the end of the second quarter of 2022.

CEVA, Inc. Q3 2022 Financial Results Conference Call - Prepared Remarks:: November 9, 2022

Now for the guidance

As Gideon elaborated earlier, the smartphone and consumer electronics markets are suffering from softer demand, extended COVID-19 measures in China and elevated inventories. We expect this to prolong into the fourth quarter and anticipate our royalty revenue to be lower by about 10% sequentially. Our licensing business is showing good resilience despite the uncertainty and expected to be at similar elevated levels of $22 million.

On an annual basis, our revenue is expected to be in a range of $132.5 million to $135 million, which will represent 8% to 10% annual growth over 2021. Non-GAAP net income and diluted EPS are also forecasted to show growth of approximately 14% and 12% over 2021, respectively, despite the issues faced this year.

Specifically for the fourth quarter of 2022

-               Gross margin is expected to be approximately 80% on a GAAP basis and 82% on a non-GAAP basis, excluding an aggregate of $0.4 million of equity-based compensation expenses and $0.4 million amortization of acquired intangibles.

-               OPEX for the fourth quarter of 2022 should be lower than the third quarter. For the fourth quarter, GAAP based OPEX is expected to be in the range of $25.8 million to $26.3 million. Of our anticipated total operating expenses for the fourth quarter, $3.6 million is expected to be attributable to equity-based compensation expenses, $0.3 million to the Intrinsix holdback related expenses, and $0.5 million for amortization of acquired intangibles. Non-GAAP OPEX is also expected to be lower than the third quarter, as we take immediate measures to align our expense base, and in the range of $20.8 million – $21.8 million.

-               Net interest income is expected to be approximately $0.4 million.

-               Taxes for the fourth quarter are expected to be approximately 27%-29% on a non-GAAP basis.

-               Share count for the fourth quarter of 2022 is expected to be 24.2 million shares.

CEVA, Inc. Q3 2022 Financial Results Conference Call - Prepared Remarks:: November 9, 2022

Operator: You can now open the Q&A session

Wrap Up: Richard

Thank you for joining us today and for your continued interest in CEVA. As a reminder, the prepared remarks for this conference call are filed as an exhibit to the Current Report on Form 8-K and accessible through the investor section of our website at https://investors.ceva-dsp.com.

With regards to upcoming events, we will be participating in the following conferences:

-	Wells Fargo 6th Annual TMT Summit, November 29-December 1 in Las Vegas
-	The Consumer Electronics Show (CES), January 5-8, 2023 in Las Vegas
-	25th Annual Needham Growth Conference, January 10-12, 2023 in New York

Further information on these events and all events we will be participating in can be found on the investors section of our website.

Thank you and goodbye

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